CERTIFICATE OF AMENDMENT

                       OF THE CERTIFICATE OF INCORPORATION

                                       OF

                              HARMONY TRADING CORP.

                UNDER SECTION 805 OF THE BUSINESS CORPORATION LAW

      THE UNDERSIGNED, being the President of HARMONY TRADING CORP. hereby certifies:

      1. The name of the corporation is Harmony Trading Corp. (the
"Corporation").

      2. The certificate of incorporation of said Corporation was filed by the Department of State on the 13th day of August, 1996.

      3. The certificate of incorporation of the Corporation is amended to effectuate a three- for-one forward stock split.

      4. To accomplish the foregoing, Article FOURTH relating to the authorized capital of the Corporation is amended to read as follows:

      FOURTH: The total number of shares of stock which the corporation shall have authority to issue is 205,000,000 of which 200,000,000 shares shall be designated as common stock, par value $.000333 per share and 5,000,000 shares shall be designated as preferred stock, par value $.001 per share. The preferred stock may be issued from time to time in one or more series or classes. The Board of Directors is hereby expressly authorized to provide by resolution or resolutions duly adopted prior to issuance, for the creation of each such series and class and to fix the designation and the powers, preferences, rights, qualifications, limitations, and restrictions relating to the shares of each such series. The authority of the Board of Directors with respect to each series of preferred stock shall include, but not be limited to, determining the following:

            (a) the designation of such series, the number of shares to constitute such series and the stated value thereof if different from the par value thereof;


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            (b) whether the shares of such series shall have voting rights, in addition to any voting rights provided by law, and, if so, the term of such voting rights, which may be general or limited;

            (c) the dividends, if any, payable on such series, whether any such dividends shall be cumulative, and, if so, from what dates, the conditions and dates upon which such dividends shall be payable, and the preference or relation which such dividends shall bear to the dividends payable on any shares of stock of any other class or any other series of Preferred Stock;

            (d) whether the shares of such series shall be subject to redemption by the Corporation, and, if so, the times, prices and other conditions of such redemption;

            (e) the amount or amounts payable upon shares of such series upon, and the rights of the holders of such series in, the voluntary or involuntary liquidation, dissolution or winding up, or upon any distribution of the assets, of the Corporation;

            (f) whether the shares of such series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such series for retirement or other Corporation purposes and the terms and provisions relating to the operation thereof;

            (g) whether the shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class or any other series of Preferred Stock or any other securities and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of conversion or exchange;

            (h) the conditions or restrictions, if any, upon the creation of indebtedness of the Corporation or upon the issue of any additional stock, including additional shares of such series or of any other series of Preferred Stock or of any other class; and

            (i) any other powers, preferences and relative, participating, options and other special rights, and any qualifications, limitations and restrictions, thereof.

            The powers, preferences and relative, participating optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. All shares of any one series of Preferred Stock shall be identical in all respects with all other shares of such series, except that shares of any one series


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      issued at different times may differ as to the dates from which dividends thereof shall be cumulative.

      5. Each outstanding share of Common Stock, par value $.001 per share, ("Old Common Stock") outstanding as of the close of business on November 20, 2000 (the "Effective Date") shall automatically without any action on the part of the holder of the Old Common Stock, convert into one (1) share of Common Stock, par value $.000333 per share ("New Common Stock"). Each holder of a certificate or certificates which immediately prior to the Effective Date represented outstanding shares of Old Common Stock (the "Old Certificates") shall, from and after the Effective Date, be entitled to receive a certificate or certificates (the "New Certificates") representing the shares of New Common Stock into which the shares of Old Common Stock formerly represented by such Old Certificates are reclassified under the terms hereof and shall receive a certificate representing two (2) New Shares. Prior to the Effective Date, there are 3,110,000 shares of issued and outstanding shares of Old Common Stock and 196,890,000 shares of authorized but unissued shares of Old Common Stock. On the Effective Date, there will be 9,330,000 issued and outstanding shares of New Common Stock and 190,670,000 shares of authorized but unissued shares of New Common Stock. The 3,110,000 shares of Old Common Stock are hereby changed into 9,330,000 shares of New Common Stock at the rate of 3-for-1. The 196,890,000 shares of authorized but unissued shares of Old Common Stock are hereby changed into 190,670,000 shares of authorized but unissued shares of New Common Stock at the rate of 1-for-0.96841.

      6. The foregoing amendment was authorized by the unanimous written consent of the Board of Directors of the Corporation, followed by the written consent of the holders of the Corporation owning a majority of the outstanding share of capital stock entitled to vote thereon.


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      IN WITNESS WHEREOF, I have signed this certificate on the 7th day of
November, 2000, and I affirm the statements contained therein as true under penalties of perjury.


                               /s/ HENRY J. YERSH
                               -------------------------------------------------
                               Henry J. Yersh
                               President


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